Exhibit 99.1
Hydril Provides Status of Operations Following Hurricane Katrina
HOUSTON (September 6, 2005) — / Prime Zone / — Hydril (Nasdaq: HYDL) Hydril’s premium connection manufacturing facility located in Westwego, Louisiana, which is in Jefferson Parish across the Mississippi River from New Orleans, has been closed since Saturday, August 27, 2005 due to Hurricane Katrina. The facility employs about 11% of Hydril’s worldwide manufacturing workforce and provides premium threading of casing, tubing and accessories for the drilling of oil and gas wells.
Chris Seaver, President and CEO stated, “Our top priority is our employees affected by this tragedy and their families. We are assisting displaced employees with basic living necessities and offering employment at our Houston manufacturing facilities. In addition, the Company has established a disaster relief fund for our Westwego employees and their families.”
A preliminary inspection of the Westwego facility last week indicated some structural damage, but no flooding; the machinery and equipment appear to be intact and able to function. The principal impediments to reopening the facility are (i) restoration of the city’s infrastructure, including power sufficient to operate the facility, and (ii) getting employees and families back into their homes or temporary accommodations. There is no estimate at this time as to when these impediments can be overcome. The Company is working to shift production scheduled for the Westwego facility to other facilities to meet the needs of our customers.
Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.
Forward-Looking Statements
This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended June 30, 2005 filed with the Securities and Exchange Commission, include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Contact:
Sue Nutt, Manager, Investor Relations &
Corporate Communications
Hydril
(281) 985-3532